Exhibit 99.1

PRO-PHARMACEUTICALS RESTRUCTURES CONVERTIBLE DEBENTURES

Newton, Mass. (March 21, 2007) Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate compounds, today announced it has entered into definitive agreements with six of the seven investors holding the Company’s 7% Convertible Debentures to exchange their Debentures for shares of the Company’s common stock. Under the terms of the agreements, investors agree to exchange approximately $3.9 million of the $4.4 million in outstanding principal and interest, and any other amounts due under its Debenture, for shares of the Company’s common stock priced at $0.75 per share, which will result in the issuance of approximately 5.2 million shares.

“We believe this exchange is in the best interest of the Company and its shareholders because it retires substantially all of the Debentures which had a “floorless” redemption provision,” said Carl Lueders, Chief Financial Officer, Pro-Pharmaceuticals, Inc.

In addition, the exercise price of the associated warrants was reduced from $3.35 to $1.00. If all the warrants are exercised at the new price, that would result in the issuance of approximately 5 million shares of the Company’s common stock.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals, Inc. is engaged in the discovery, development, and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular, and inflammatory diseases. The Company’s initial focus is the development of a new generation of anti-cancer treatments using carbohydrate polymers with the intent of enhancing the safety and efficacy of chemotherapy agents. The Company’s technology capitalizes on the natural properties of carbohydrates to increase efficacy and reduce toxicity; “rescue” drugs that were shelved for toxicity or “half-life” issues; increase the solubility of existing drugs, and develop carbohydrate polymers as new chemical entities. The need to improve drug therapies, particularly anti-cancer agents, is significant and represents a large market opportunity. DAVANAT®, the Company’s lead drug candidate, is a polysaccharide (carbohydrate polymer) composed of mannose and galactose (galactomannan). The Company has been conducting clinical and pre-clinical studies with DAVANAT® in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (Avastin®). Results show that DAVANAT® exhibits a broad spectrum of activity with tested drugs. The Company is developing additional carbohydrate-based therapeutic compounds that are currently in the pre-clinical stage of development. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and bio-pharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.